Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (Agreement) is made and entered into by and between JEFFREY W. SHERMAN (Employee), an individual, and NeoPharm, Inc. (the Company).  Employee’s employment with the Company will terminate effective June 18, 2007 as part of the Company’s reduction-in-force.  Employee’s last day of work will be June 18, 2007.

1.             In exchange for the considerations set forth herein, the Company agrees to: a) pay Employee the total amount of One Hundred Thirty Seven Thousand, Five Hundred Dollars ($137,500.00), minus federal or state tax withholdings, during the period of June 18, 2007 through December 18, 2007, on the Company’s regularly scheduled payroll dates during that period; b) reimburse the Employee for the cost of COBRA medical insurance coverage (including the administrative fee) for Employee and any eligible dependents, for the period of June 18, 2007  through August 18, 2007, assuming Employee is eligible and elects COBRA coverage for that period and he is not otherwise eligible for medical insurance coverage during that period under any other employer’s group health insurance plan.  The COBRA reimbursement payments referenced above will be made directly to the Employee assuming the Employee provides proof of his election of COBRA and proof of payment of the COBRA payments to the Company’s group medical insurer.  Employee will remain responsible for complying with all the other requirements of COBRA, including continuing to pay for his medical insurance after the Company is no longer obligated to provide reimbursement of such payments.  The Company also agrees not to contest any claim for unemployment benefits Employee may submit for the period starting June 19, 2007.  The Company will also compensate Employee for his accrued but unused vacation leave as of June 18, 2007, and for his normal salary and benefits through his final day of employment, at his currently established normal rate of compensation.

2.             Except as otherwise provided for in this Agreement, the promises and payments described above in paragraph 1 are in full, final and complete settlement of any claim (other than for payment of salary and benefits earned through the final day of employment) that has or could possibly be made by Employee in connection with his employment with or the termination of his employment with the Company.

3.             In consideration of the payments and promises made by the Company to Employee in paragraph 1 above, Employee hereby releases and discharges the Company, its officers, directors, shareholders, parents, subsidiaries, affiliates, supervisors, managers, employees, agents, representatives, and attorneys, and its and their predecessors, successors, heirs, executors, administrators, and assigns (“Released Parties”) from any and all claims, actions, causes of actions, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy.  Without limitation, this release specifically includes any and all claims arising from any alleged violation of the Released Parties under Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Illinois Human Rights

Act; and any other statutory claim or common-law claim, including but not limited to claims for breach of contract, wrongful discharge, defamation, and invasion of privacy.  This release does not affect claims that arise in the future after the date on which Employee’s right to revoke this Agreement expires.  Nothing in this Agreement shall release or discharge any obligation of the Company or any of its insurers to indemnify or defend Employee from any action brought against him as an officer of the Company pursuant to any currently existing or future corporate policy, bylaw, or charter provisions, Delaware or other law, or any policy of insurance.  In the event that the Employee is required to testify at any deposition, hearing, proceeding or investigation arising out of or related to his employment by the Company, the Company shall reimburse the Employee for travel expenses, attorney’s fees, preparation expenses and any lost wages associated with Employee’s appearance for this purpose.

4.             In consideration of the Employee’s execution and delivery of this Agreement, the Company and its officers, directors, shareholders, parents, subsidiaries, affiliates, supervisors, managers, employees, agents, representatives, and attorneys, and its and their predecessors, successors, heirs, executors, administrators, and assigns hereby agree to release and discharge Employee, and his successors, heirs, executors, administrators, assigns, agents, representatives and attorneys from any and all claims, actions, causes of action, grievances, suits, charges or complaints of any kind or nature whatsoever, that it ever had or now has, whether fixed or contingent, liquidated or unliquidated and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy.  This release does not affect claims that arise in the future after the date on which Employee’s right to revoke this Agreement expires.

5.             Employee agrees not to file, charge, claim, sue, or cause or permit to be filed, charged, or claimed any action for any form of relief, whether in law or equity, against the Released Parties involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company, provided however that nothing herein shall prevent the Employee from enforcing the terms of this Agreement.

6.             Employee and the Company agree that they will keep the terms and amounts set forth in this Agreement completely confidential and will not disclose any information concerning this Agreement’s terms and amounts to any person other than their attorney, accountants, tax advisors and immediate family, or as may be required by law, with the parties specifically acknowledging the Company’s obligation to disclose the contents of this Agreement to the Securities and Exchange Commission.  Nothing in this paragraph shall prevent the parties from disclosing this Agreement to the extent necessary to enforce this Agreement.

7.             Employee waives any right to reinstatement and agrees not to apply for reemployment with the Company.

8.             Employee acknowledges that:

(i)                                     He is advised in writing, by this written Agreement, to consult with an attorney about this Agreement;

(ii)                                  He was given a forty-five (45) day period in which to consider signing this Agreement;

(iii)                               After he signs this Agreement, Employee shall have seven (7) days in which to change his mind and revoke his acceptance of this Agreement by notifying Mr. Laurence P. Birch, President and CEO of the Company, in writing of his election to revoke this Agreement.  None of the payments referenced in paragraph 1 above will be made until the revocation period in this subparagraph has expired and Employee has not revoked this Agreement; and

(iv)                              He received a copy of the attached list containing the positions and ages of the employees affected by the Company’s current reduction-in-force, as well as the positions and ages of the employees not affected by the reduction-in-force.

9.             Employee and the Company represent and certify that they have carefully read and fully understand all of the provisions and effects of this Agreement, that the Employee and the Company have made no representations to the other party about the effect of this Agreement or its terms, and that they have signed this Agreement of their own free will and volition.

10.           Each party to this Agreement shall bear its and his own costs and attorney’s fees.

11.           The Company and Employee are entering into this Agreement solely for business purposes and this Agreement shall not be construed as an admission of liability or wrongdoing.

12.           This Agreement sets forth the entire agreement between the parties pertaining to the subject matter of this Agreement, and fully supersedes any and all prior agreements or understandings between the parties pertaining to actual or potential claims arising from Employee’s employment with the Company or termination of Employee’s employment with the Company.  Notwithstanding this paragraph, Employee agrees that he will continue to be bound by, and will fully comply with, the Confidentiality Agreement which he and the Company executed previously.  Any action or proceeding to enforce this Agreement shall be brought in the Circuit Court for Lake County, Illinois or the U.S. District Court for the Northern District of Illinois.  In the event that Employee must bring suit to collect the amounts due under this Agreement and prevails in such lawsuit, he shall be entitled to collect interest on those past due unpaid amounts of his severance compensation at the rate of Twelve Percent (12%) per annum, plus reasonable attorneys fees and expenses in addition to the principal amounts due.

PLEASE READ VERY CAREFULLY.
THIS SEPARATION AGREEMENT AND GENERAL RELEASE
INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN EXISTING CLAIMS.

IN WITNESS WHEREOF, Employee and the Company have voluntarily signed this Separation Agreement and General Release consisting of 4 pages on the date(s) set forth below.

NEOPHARM, INC.

By:	/s/ Laurence P. Birch
Laurence P. Birch, President & CEO

Dated:	May 24, 2007

/s/ Jeffrey W. Sherman
JEFFREY W. SHERMAN

Dated:	May 24, 2007